SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT (the “Agreement”) made as of this 8th day of January, 2021, by and Brookmont Capital Management (the “Adviser”), a limited liability company with the Adviser’s principal place of business at 2000 McKinney Avenue, Suite 1230, Dallas, Texas 75201 and First Foundation Advisors (the “Sub-Adviser”), a California corporation, with the Sub-Adviser’s principal place of business at 18101 Von Karman Ave., Suite 700, Irvine, California 92612.

W I T N E S S E T H

WHEREAS, pursuant to authority granted to the Adviser by the Board of Trustees (the “Board”) of The Advisors’ Inner Circle Fund III (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the series set forth on Schedule A to this Agreement (the “Fund”), and pursuant to the provisions of the Investment Advisory Agreement, dated as of December 9, 2020, by and between the Adviser and the Trust (the “Management Agreement”), the Adviser has selected the Sub-Adviser to act as sub-investment adviser of the Fund and to provide certain related services, as more fully set forth below, and to perform these services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Adviser and the Sub-Adviser do hereby agree as follows:

1. The Sub-Adviser’s Services.

(a) Discretionary Investment Management Services. The Sub-Adviser shall act as sub-investment adviser with respect to each Fund in regard to those Fund assets as may be allocated by the Adviser to the Sub-Adviser (the “Assets”). In said capacity, the Sub-Adviser, subject to the supervision of the Adviser and the Board, regularly shall provide the Fund with investment research, advice, and supervision and shall furnish continuously an investment program, consistent with the investment objectives and policies of the Fund. The Sub-Adviser shall determine, from time to time, what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, and the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund, as each of the same from time to time shall be in effect. To carry out these obligations, the Sub-Adviser shall exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. No reference in this Agreement to the Sub-Adviser having full discretionary authority over the Fund’s investments in any way shall limit the right of either the Adviser or the Board, in either the Adviser’s or the Board’s respective sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or to otherwise exercise either the Adviser’s or the Board’s respective right to control the overall management of the Fund’s assets. As applicable and appropriate, and without limiting the generality of the foregoing, the Sub-Adviser has the authority to enter into trading agreements on behalf of the Fund and to adhere on the Fund’s behalf to the applicable International Swaps & Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., “SEFs”).

(b) Compliance. The Sub-Adviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Sub-Adviser’s business as a registered investment adviser. The Sub-Adviser, in conjunction with the ongoing supervision of the Adviser and oversight by Fund’s Board, also agrees to comply with the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of the Fund, and with any policies, guidelines, instructions, and procedures approved by the Board or the Adviser and provided to the Sub-Adviser. In selecting the Fund’s portfolio securities and performing the Sub-Adviser’s obligations hereunder, the Sub-Adviser, in conjunction with the ongoing supervision of the Adviser and oversight by Fund’s Board, shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. The Sub-Adviser shall maintain compliance procedures that the Sub-Adviser reasonably believes are adequate to ensure the compliance with the foregoing. No supervisory activity undertaken by the Adviser or by the Board shall limit the Sub-Adviser’s full responsibility for any of the foregoing.

(c) Proxy Voting. Pursuant to Board authority, the Adviser has the delegated authority to determine how proxies with respect to securities that are held by the Fund shall be voted, and the Adviser may delegate the authority and responsibility to vote proxies for the Fund’s securities to the Sub-Adviser, subject to the ongoing supervision of the Adviser. So long as proxy voting authority for the Fund has been delegated to the Sub-Adviser, the Sub-Adviser shall exercise the Sub-Adviser’s proxy voting responsibilities. The Sub-Adviser shall carry out said responsibility in accordance with any instructions that the Board or the Adviser shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and the Sub-Adviser’s fiduciary responsibilities to the Trust. The Sub-Adviser shall provide periodic reports, as may reasonably be requested by the Fund’s Chief Compliance Officer, and keep those records relating to proxy voting as the Board reasonably may request or as may be necessary for the Fund to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Sub-Adviser may be revoked or modified by the Board or the Adviser at any time.

The Adviser shall provide such assistance to the Sub-Adviser with respect to the voting of proxies for the Fund as the Sub-Adviser from time to time reasonably may request, and the Adviser promptly shall forward to the Sub-Adviser any information or documents necessary for the Sub-Adviser to exercise the Sub-Adviser’s proxy voting responsibilities.

The Sub-Adviser is authorized to instruct the Fund’s custodian and/or broker(s) promptly to forward to the Sub-Adviser or designated service provider copies of all proxies and shareholder communications relating to securities held in the portfolio of the Fund (other than materials relating to legal proceedings against the Fund). The Sub-Adviser also may instruct the Fund’s custodian and/or broker(s) to provide reports of holdings in the portfolio of the Fund. The Sub-Adviser has the authority to engage a service provider to assist with administrative functions related to voting Fund proxies. The Trust shall direct the Fund’s custodian and/or broker(s) to provide any assistance requested by the Sub-Adviser in facilitating the use of a service provider. In no event shall the Sub-Adviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Sub-Adviser, consistent with the Sub-Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Sub-Adviser’s discretion, refraining from voting would be in the best interests of the Fund and the Fund’s shareholders.

(d) Recordkeeping. The Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to the Fund, except as otherwise provided herein or as may be necessary for the Sub-Adviser to supply to the Adviser, the Trust, or the Trust’s Board the information required to be supplied under this Agreement.

The Sub-Adviser shall maintain separate books and detailed records of all matters pertaining to the Fund’s Assets advised by the Sub-Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Adviser, or any administrator, custodian, or transfer agent appointed by the Trust) relating to the Sub-Adviser’s responsibilities provided hereunder with respect to the Fund, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (hereinafter, the “Fund Books and Records”). The Fund Books and Records shall be available to the Adviser and the Board at any time upon request, shall be delivered to the Trust upon the termination of this Agreement, and shall be available without delay during any day the Trust is open for business.

(e) Holdings Information and Pricing. Subject to the reasonable direction by, and ongoing supervision of the Adviser, the Sub-Adviser shall provide regular reports regarding the Fund’s holdings, and, on the Sub-Adviser’s own initiative, may furnish the Adviser, the Trust, and the Trust’s Board from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose. The Sub-Adviser agrees to notify the Adviser and the Board promptly if the Sub-Adviser reasonably believes that the value of any security held by a Fund may not reflect fair value. The Sub-Adviser agrees to provide, upon request, any pricing information of which the Sub-Adviser is aware to the Adviser, Trust, the Trust’s Board, and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating the Fund’s net asset value in accordance with procedures and methods established by the Board.

(f) Cooperation with Agents of the Adviser and the Trust. The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Adviser, the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, and all other agents and representatives of the Adviser and the Trust with respect to such information regarding the Fund as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(g) Consultation with Other Sub-Advisers. In performance of the Sub-Adviser’s duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning transactions for the Fund, except as permitted by the policies and procedures of the Fund. The Sub-Adviser shall not provide investment advice to any assets of the Fund other than the Assets managed by the Sub-Adviser.

2. Code of Ethics. The Sub-Adviser has adopted a written code of ethics that the Sub-Adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), which the Sub-Adviser has provided to the Adviser and the Trust. The Sub-Adviser shall reasonably ensure that the Sub-Adviser’s “Access Persons” (as that term is defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the Sub-Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Sub-Adviser shall provide the Adviser and the Trust with (i) a copy of the Sub-Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Sub-Adviser has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Adviser’s Code of Ethics. Annually, the Sub-Adviser shall furnish a written report to the Adviser and the Trust’s Board concerning the Sub-Adviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Sub-Adviser shall respond to requests for information from the Adviser and the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Sub-Adviser. The Sub-Adviser immediately shall notify the Adviser and the Trust of any material violation of the Code, whether or not said violation relates to a security held by the Fund.

3. Information and Reporting. The Sub-Adviser shall provide the Adviser, the Trust, and the Adviser’s and the Trust’s respective officers with such periodic reports concerning the obligations that the Sub-Adviser has assumed under this Agreement as the Adviser and the Trust from time to time reasonably may request.

(a) Notification of Breach / Compliance Reports. The Sub-Adviser shall notify the Trust’s Chief Compliance Officer and Adviser’s Chief Compliance Officer immediately upon detection of (i) any material failure to manage the Fund in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Sub-Adviser’s policies, guidelines, or procedures. In addition, the Sub-Adviser shall provide a quarterly report regarding the Fund’s compliance with the Fund’s investment objectives and policies, applicable law, including, but not limited to, the 1940 Act and Subchapter M of the Code, and the Fund’s and the Adviser’s policies, guidelines, or procedures as applicable to the Sub-Adviser’s obligations under this Agreement. The Sub-Adviser acknowledges and agrees that the Adviser, in the Adviser’s discretion, may provide these quarterly compliance certifications to the Board. The Sub-Adviser agrees to correct any said failure promptly and to take any action that the Board and/or the Adviser reasonably may request in connection with any said breach. In conjunction with the ongoing supervision of the Adviser, upon request, the Sub-Adviser also shall provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended. The Sub-Adviser promptly shall notify the Trust and the Adviser in the event that: (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Adviser with the federal or state securities laws; or (ii) an actual change in control of the Sub-Adviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

(b) Inspection. Upon reasonable request, the Sub-Adviser agrees to make the Sub-Adviser’s records and premises (including the availability of the Sub-Adviser’s employees for interviews) -- to the extent that these records relate to the conduct of services provided to the Fund or the Sub-Adviser’s conduct of the Sub-Adviser’s business as an investment adviser -- reasonably available for compliance audits by the Adviser and/or the Trust’s officers, employees, accountants, or counsel; in this regard, the Trust and the Adviser acknowledge that the Sub-Adviser shall have no obligation to make available proprietary information unrelated to the services provided by the Sub-Adviser to the Fund or any information related to other clients of the Sub-Adviser, except to the extent necessary for the Adviser to confirm the absence of any conflict of interest and compliance with any laws, rules, or regulations in the Sub-Adviser’s management of the Fund.

(c) Board and Filings Information. The Sub-Adviser shall provide the Adviser and the Trust with any information reasonably requested regarding the Sub-Adviser’s management of the Fund required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, Form N-CEN, Form N-PORT, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the Commission. The Sub-Adviser shall make the Sub-Adviser’s officers and employees available to meet with the Board from time to time on due notice to review the Sub-Adviser’s investment management services to the Fund in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(d) Transaction Information. The Sub-Adviser shall furnish to the Adviser and the Trust such information concerning portfolio transactions as may be necessary to enable the Adviser, the Trust, or the Adviser’s or the Trust’s respective designated agents to perform such compliance testing on the Fund and the Sub-Adviser’s services as the Adviser and the Trust, in the Adviser’s or the Trust’s respective sole discretion, may determine to be appropriate. The provision of said information by the Sub-Adviser to the Adviser, the Trust, or the Adviser’s or the Trust’s respective designated agents in no way relieves the Sub-Adviser of the Sub-Adviser’s own responsibilities under this Agreement.

4. Brokerage.

(a) Principal Transactions. In connection with purchases or sales of securities for the account of a Fund, neither the Sub-Adviser nor any of the Sub-Adviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b) Placement of Orders. The Sub-Adviser shall arrange for the placing of all orders for the purchase and sale of securities for the Fund’s account with brokers or dealers selected by the Sub-Adviser. In the selection of these brokers or dealers and the placing of these orders, the Sub-Adviser is directed at all times to seek for the Fund the most-favorable execution and net price available under the circumstances. It also is understood that it is desirable for the Fund that the Sub-Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Sub-Adviser, therefore, is authorized to place orders for the purchase and sale of securities for the Fund with these brokers, subject to review by the Adviser and the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s or the Sub-Adviser’s affiliates’ services to other clients.

(c) Aggregated Transactions. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In said event, the Sub-Adviser shall allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Sub-Adviser reasonably considers to be equitable and consistent with the Sub-Adviser’s fiduciary obligations to the Fund and to such other clients under the circumstances.

(d) Affiliated Brokers. The Sub-Adviser or any of the Sub-Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that the Sub-Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Fund’s current Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Sub-Adviser or the Sub-Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from a Fund for these services in addition to the Sub-Adviser’s fees for services under this Agreement.

5. Custody. Nothing in this Agreement shall permit the Sub-Adviser to take or receive physical possession of cash, securities, or other investments of a Fund.

6. Allocation of Charges and Expenses. The Sub-Adviser shall bear the Sub-Adviser’s own costs of providing services hereunder. Other than as herein specifically indicated, the Sub-Adviser shall not be responsible for a Fund’s or the Adviser’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

7. Representations, Warranties, and Covenants.

(a) Properly Registered. The Sub-Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Sub-Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Sub-Adviser, there is no proceeding or investigation that reasonably is likely to result in the Sub-Adviser being prohibited from performing the services contemplated by this Agreement. The Sub-Adviser agrees promptly to notify the Trust of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser to an investment company. The Sub-Adviser is in compliance in all material respects with all applicable federal and state law in connection with the Sub-Adviser’s investment management operations.

(b) ADV Disclosure. The Sub-Adviser has provided the Adviser and the Trust with a copy of Part I of the Sub-Adviser’s Form ADV, as most-recently filed with the Commission, and with a copy of Part II of the Sub-Adviser’s Form ADV, as most-recently updated, and, promptly after filing any amendment to the Sub-Adviser’s Form ADV with the Commission or updating Part II of the Sub-Adviser’s Form ADV, shall furnish a copy of said amendments or updates to the Adviser and the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

(c) Fund Disclosure Documents. The Sub-Adviser has reviewed, and in the future shall review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to the Fund (collectively the “Disclosure Documents”), and represents and warrants that said Disclosure Documents contain or shall contain no untrue statement of any material fact and do not and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading. The Sub-Adviser’s obligation shall only apply to the extent such Disclosure Documents expressly pertain to the role, and Fund management obligations, of the Sub-Adviser, and does not supersede the primary responsibility of the Adviser and the Fund for the initial and ongoing accuracy of the Disclosure Documents.

(d) Use of the Name “First Foundation” and “FFA”. The Sub-Adviser has the right to use the name “First Foundation” and “FFA” in connection with the Sub-Adviser’s services to the Trust and, subject to the terms set forth in Section 8 of this Agreement, the Trust shall have the right to use the name “First Foundation” and “FFA” in connection with the management and operation of the Fund until this Agreement is terminated as set forth herein. The Sub-Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Sub-Adviser or the Trust to use the name “First Foundation” and “FFA”.

(e) Insurance. The Sub-Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust: (i) of any material changes in the Sub-Adviser’s insurance policies or insurance coverage; or (ii) if any material claims will be made on the Sub-Adviser’s insurance policies. Furthermore, the Sub-Adviser, upon reasonable request, shall provide the Trust with any information that the Sub-Adviser reasonably may require concerning the amount of or scope of said insurance.

(f) No Detrimental Agreement. The Sub-Adviser represents and warrants that the Sub-Adviser has no arrangement or understanding with any party, other than the Adviser and the Trust, that would influence the decision of the Sub-Adviser with respect to the Sub-Adviser’s selection of securities for the Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g) Conflicts. The Sub-Adviser shall act honestly, in good faith, and in the best interests of the Trust, including requiring any of the Sub-Adviser’s personnel with knowledge of Fund activities to place the interest of the Fund first, ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Sub-Adviser’s fiduciary duties under applicable law.

(h) Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a) of this Agreement, whether or not specifically referenced in said report.

8. The Name “First Foundation”. The Sub-Adviser has granted to the Trust and Adviser a license to use the name “First Foundation” (the “Name”) as part of the name of the Fund for the duration of the Management Agreement. The foregoing authorization by the Sub-Adviser to the Trust and Adviser to use the Name as part of the name of the Fund is not exclusive of the right of the Sub-Adviser itself to use, or to authorize others to use, the Name; the Sub-Adviser acknowledges and agrees that, as between the Sub-Adviser and the Adviser, the Sub-Adviser has the right to use, or authorize others to use, the Name, and the Adviser agrees to take such action as reasonably may be requested by the Adviser to give full effect to the provisions of this section.

9. Sub-Adviser’s Compensation. The Adviser shall pay to the Sub-Adviser, as compensation for the Sub-Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Said fee shall be computed daily and paid not less than monthly in arrears by the Adviser. The Fund shall have no responsibility for any fee payable to the Sub-Adviser.

The Sub-Adviser shall be compensated based on the portion of Fund Assets allocated to the Sub-Adviser by the Adviser. The method for determining net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month.

10. Independent Contractor. In the performance of the Sub-Adviser’s duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust, or the Adviser in any way or otherwise be deemed to be an agent of the Fund, the Trust, or the Adviser. If any occasion should arise in which the Sub-Adviser gives any advice to the Sub-Adviser’s clients concerning the shares of the Fund, the Sub-Adviser shall act solely as investment counsel for said clients and not in any way on behalf of the Fund.

11. Assignment and Amendments. This Agreement automatically shall terminate, without the payment of any penalty, either: (i) in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); or (ii) in the event of the termination of the Management Agreement; provided, that said termination shall not relieve the Fund, the Trust, the Adviser or the Sub-Adviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

12. Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(c) hereof and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(a) The Trust may cause this Agreement to terminate either (i) by vote of the Trust’s Board or (ii) with respect to the Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b) The Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser and the Trust; or

(c) The Sub-Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Trust; or

(d) This Agreement automatically shall terminate two (2) years from the date of the Agreement’s execution unless the Agreement’s renewal specifically is approved at least annually thereafter by: (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Trust, the Adviser, or the Sub-Adviser, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of the Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(e) Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Sub-Adviser, immediately upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of the Fund and with respect to any of the Fund’s assets, except as expressly directed by the Adviser or as otherwise required by any fiduciary duties of the Sub-Adviser under applicable law. In addition, the Sub-Adviser shall deliver the Fund’s Books and Records to the Adviser and the Trust by such means and in accordance with such schedule as the Adviser and the Trust, respectively, shall direct and otherwise shall cooperate, as reasonably directed by the Adviser and the Trust, in the transition of portfolio asset management to any successor of the Sub-Adviser, including the Adviser.

13. Certain Definitions. For the purposes of this Agreement:

(a) “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b) “Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

14. Liability of the Sub-Adviser.

(a) The Sub-Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in the Fund’s Disclosure Documents relating to the Sub-Adviser and the Sub-Adviser’s affiliates, the Fund’s investment strategies and related risks, and other information supplied by the Sub-Adviser for inclusion therein.

(b) The Sub-Adviser shall be liable to the Fund for any loss (including transaction costs) incurred by the Fund as a result of any investment or trade error made by the Sub-Adviser in contravention of: (i) any investment policy, guideline, or restriction set forth in the Registration Statement or as approved by the Board from time to time and provided to the Sub-Adviser; or (ii) subject to the adoption and maintenance of policies by the Fund, applicable law, including, but not limited to, the 1940 Act and the Code (including, but not limited to, the Fund’s failure to satisfy the diversification or source of income requirements of Subchapter M of the Code) (the investments described in this subsection (b) collectively are referred to as “Improper Investments”).

(c) The Sub-Adviser shall indemnify and hold harmless the Trust, each affiliated person of the Trust within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act (any said person, an “Indemnified Party”) against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a material breach by the Sub-Adviser of this Agreement or of the representations and warranties made by the Sub-Adviser herein; (ii) any Improper Investment; (iii) any untrue statement of a material fact by the Sub-Adviser contained in any Disclosure Document relating to information supplied by Sub-Adviser for inclusion therein, or the omission by the Sub-Adviser from a Disclosure Document of a material fact regarding the Sub-Adviser or the Sub-Adviser’s investment program required to be stated therein or necessary to make the statements therein not misleading; or (iv) the Sub-Adviser’s performance or non-performance of the Sub-Adviser’s duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party who is a Trustee or officer of the Trust against any liability to the Trust or to the Trust’s shareholders to which said Indemnified Party otherwise would be subject insofar as such losses, claims, damages, expenses, or liabilities are attributable to an act or omission by an Indemnified Party.

15. Confidentiality.

(a) From time to time, a party may disclose, exchange, or make available, the party’s “Confidential Information” (as that term is defined below) to the other parties. For purposes of this Agreement, “Confidential Information” shall mean any information, data, or materials pertaining to a party’s (“Discloser”) or the party’s affiliates’ or subsidiaries’ business, financial, or internal plans or affairs, regardless of form of communication (whether oral, in hard copy, electronic, or any other medium whatsoever), and whether furnished before, on, or after the date of this Agreement, that is not currently available to the general public, and for which the owning party derives actual or potential value from said unavailability.

(b) Confidential Information shall NOT include: (a) any information that is or becomes generally available to the public through no breach of this Agreement by recipient (“Recipient”); (b) any information that is disclosed to Recipient on a non-confidential basis by a third party who, to Recipient’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make this disclosure; and (c) any information developed by Recipient independently of, and without reference to, any Confidential Information disclosed by Discloser to Recipient.

(c) Recipient acknowledges that any Confidential Information provided by Discloser shall be used by Recipient solely for purposes related to the Agreement, and, except as provided in a subsequent written agreement between the parties, the provision of Confidential Information shall not be construed as creating any express or implied license to develop or otherwise use the Confidential Information in any manner. Recipient agrees: (a) to take reasonable steps to safeguard the Confidential Information from theft, piracy, or unauthorized access, and to hold the Confidential Information in strict confidence and secrecy using at least the same level of care and protection against disclosure as Recipient uses in protecting Recipient’s own confidential and proprietary information; (b) not to use the Confidential Information for any purpose other than those purposes related to this Agreement; (c) not to reveal or disclose the Confidential Information to any individual, firm, or entity without the prior written consent of Discloser, other than as set forth in (e) below; (d) to inform third-party recipients of the confidential nature of the Confidential Information; and (e) to disclose Confidential Information to Recipient’s officers, directors, representatives, agents, or employees only on a “need-to-know” basis and to inform these individuals of their obligations under this Agreement, taking such steps as may be reasonable in the circumstances, or as may be reasonably requested by Discloser, to prevent any unauthorized disclosure, copying, or use of the Confidential Information. Neither Discloser nor any of Discloser’s officers, directors, employees, or controlling persons make any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and Recipient agrees that none of these persons shall have any liability to Recipient or any of Recipient’s representatives and agents relating to or arising from the use of any Confidential Information or for any errors therein or omissions therefrom.

(d) Recipient acknowledges that any Confidential Information provided pursuant to this Agreement constitutes unique, valuable, and special business of Discloser. Recipient agrees that a violation of any material provision of this Agreement may cause Discloser irreparable injury for which Discloser would have no adequate remedy at law, and agrees that Discloser may be entitled to seek immediate injunctive relief prohibiting said violation, without bond, in addition to any other rights and remedies available to Discloser.

(e) Neither party shall be liable for disclosure of Confidential Information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. Recipient shall provide the Discloser with prompt written notice of said request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, Recipient shall reasonably cooperate at Discloser’s expense in defending against any said court or administrative order.

(f) It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files, and other materials in a party’s possession, including the Confidential Information, and disclosure of the Confidential Information to these persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Discloser.

16. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

17. Limitation of Liability. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities.

18. Change In the Sub-Adviser’s Ownership. The Sub-Adviser agrees that the Sub-Adviser shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Sub-Adviser that could: (i) materially impact the services provided by the Sub-Adviser to the Fund, or (ii) that could result in a change of control under Section 15(a)(4) of the 1940 Act, within a reasonable time prior to said change being effected.

19. Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Sub-Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

20. Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

BROOKMONT CAPITAL MANAGEMENT

By:	/s/ Ethan Powell
Name:	Ethan Powell
Title:	Chief Investment Officer

FIRST FOUNDATION ADVISORS

By:	/s/ John Hakopian
Name:	John Hakopian
Title:	President

ACKNOWLEDGED & ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

SCHEDULE A

to the

SUB-ADVISORY AGREEMENT

dated January 8, 2021, between

BROOKMONT CAPITAL MANAGEMENT

and

FIRST FOUNDATION ADVISORS

The Adviser shall pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time in accordance with the following fee schedule:

Fund	Rate
Fixed Income Fund	[Redacted]
Total Return Fund	[Redacted]

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